EXHIBIT 10.(iii)F

EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made effective as of August 1, 2000 by and between Robert W. Honse (hereafter "Executive") and Farmland Industries, Inc., a Kansas cooperative corporation (together with all affiliates, the "Company").

        WHEREAS, Executive has been designated as the Company’s President and Chief Executive Officer, effective September 1, 2000;

        NOW, THEREFORE, it is hereby agreed as follows:

         1. Employment. The Company hereby agrees to employ Executive as its Chief Executive Officer effective September 1, 2000, and Executive hereby agrees to accept employment with the Company in such position upon the terms and conditions set forth in this Agreement.

        2. Period of Employment; Termination of Agreement. The period of employment as Chief Executive Officer shall commence on September 1, 2000 and continue for a rolling three (3) year period until written notice on non-extension is provided by either party. In no event, will such term be automatically extended beyond Executive’s 65th birthday. Executive’s employment may be earlier terminated by either party subject to the rights and obligations of the parties set forth herein.

         3. Position, Duties, Responsibilities. Executive shall be employed as the Chief Executive Officer. Executive shall exercise such authority and perform such duties and services, consistent with such position, as may be assigned to him from time to time by the Board of Directors (the "Board").

         4. Devotion of Time and Best Efforts. Except for vacations and absences due to temporary illness, Executive shall devote his full time, best efforts and undivided attention and energies during his employment to the performance of his duties and to advance the Company’s interests, as determined by the Board. During his employment, Executive shall not, without the prior approval of the Board, be engaged in any other business activity which conflicts with the duties of Executive hereunder, whether or not such business activity is pursued for gain, profit or other pecuniary advantage. Executive may continue his current civic and charitable activities and his current service on various boards.

         5. Compensation and Benefits.

(a) Base Salary. The Company shall pay Executive an initial "Base Salary" at the rate of Five Hundred Eighty One Thousand, Two Hundred and Twenty-Four Dollars ($581,224) per year. The Board shall annually review the amount of Base Salary. Such review and any increase shall occur on the current customary schedule. Any such upward adjustment shall not require a written amendment to this Agreement.

(b) Other Compensation and Employee Benefits. During the term of this employment hereunder Executive shall be eligible to participate in the Company’s variable pay and long-term incentive compensation programs. Executive shall be entitled to participate in any additional executive compensation programs and employee benefit plans generally applicable to senior management employees of the Company pursuant to the terms and conditions of such programs and plans. Nothing contained in this Agreement shall preclude the company from terminating or amending any such plan or program in its sole discretion.

(c) Business Expenses. The Company shall bear such ordinary and necessary business expenses incurred by executive in performing his duties hereunder as the Company determined from time to time, provided that Executive accounts promptly for such expenses to the Company in the manner prescribed from time to time by the Company.

         6. Early Termination. This Agreement may be terminated prior to its scheduled expiration as follows:

(a) Death. Executive's employment shall terminate upon Executive's death.

(b) Termination by the Company.

(1) Request for Resignation. The Company, by action of the Board, may request Executive's resignation at any time and for any reason whatsoever, without cause, effective in accordance with the delivery of a written request for resignation to Executive. Executive agrees to immediately tender his resignation upon receipt of any such request.

(2) For Cause. The Company, by action of the Board, may terminate the Executive's employment at any time for Cause, effective upon delivery of written notice of termination to Executive. If such termination by the Company is asserted to be for Cause, such termination notice shall state the grounds that the Board claims constitute Cause. As used herein, "Cause" shall mean (a) willful misconduct by Executive which is damaging or detrimental to the business and affairs of the Company, monetarily or otherwise, as determined by the Board in the exercise of its good faith business judgment; (b) a material breach of this Agreement by Executive, (c) chronic alcoholism or any other form of substance addiction on the part of Executive, (d) the commission by Executive of any act involving fraud or dishonesty or moral turpitude, (e) the indictment for, being bound over for trial following a preliminary hearing, or the conviction of Executive of, any criminal act in either a state or federal court proceeding, or (f) willful refusal to implement policies promulgated by the Board.

(3) Disability. The Company, by action of the Board, may terminate the Executive's employment if Executive sustains a disability which is serious enough that Executive is not able to perform the essential functions of Executive's job, with or without reasonable accommodations, as defined and if required by applicable state and federal disability laws. Executive shall be presumed to have such a disability for purpose of this Agreement if Executive qualifies, because of illness or incapacity, to begin receiving disability income insurance payments under the long-term disability income insurance policy that the Company maintains for the benefit of Executive. If there is no such policy in effect at the date of Executive's potential disability, or if Executive does not qualify for such payments, Executive shall nevertheless be presumed to have such a disability if Executive is substantially incapable of performing Executive's duties for a period of more than twelve (12) weeks.

(c) Termination by Executive.

(1) Voluntary Resignation. Executive may terminate the Employment Period and Executive's employment at any time and for any reason whatsoever, effective upon delivery of written notice of resignation to the Company.

(2) Good Reason Resignation. Executive may terminate the Employment Period and resign his employment at any time for Good Reason, effective upon delivery of written notice of resignation to the Company. If such resignation by Executive is asserted to be for "Good Reason," such resignation and notice shall state the grounds that Executive claims constitute Good Reason. As used herein "Good Reason" shall mean a material breach of this Agreement by the Company, which breach is not cured within thirty (30) days of the Company's receipt of notice of such breach, or a demotion such that Executive does not serve as the Chief Executive Officer of the Company.

         7. Post-Termination Payments by the Company.

(a) Resignation Requested by Company or Resignation for Good Reason. In the event that Executive's employment is terminated prior to expiration of the term by the Company through a Request for Resignation or by Executive for Good Reason, and the Executive:

(1) signs (and does not rescind, as allowed by law) a Release of Claims in a form satisfactory to the Company which assures, among other things, that Executive will not commence any type of litigation or other claims as a result of his employment or termination of employment; and

(2) honors all of Executive's other obligations as required by this Agreement; the Company will provide Executive severance benefits ("Severance Benefits") as follows:

(i) a severance payment equal to Executive's then existing Base Salary through the unexpired portion of the term of this Agreement;

(ii) additional severance in the form of pro-rata payouts under any variable compensation plan, long-term incentive program or other bonus arrangements then in effect;

(iii) vested benefits under the Company-sponsored pension plan, 401(k) plan, SERP, and deferred compensation plan, in accordance with the terms and conditions of such plans;

(iv) if such termination occurs prior to Executive attaining the age of sixty-two (62), the Company shall pay Executive the difference between the retirement benefit he would have received under the Company-sponsored retirement plan had he retired at age sixty-two (62) and the retirement benefit he would receive under such plan based on his date of termination of employment;

(v) if such termination occurs prior to August 31, 2005, the Company shall also provide Executive the following continued employment benefits (or their equivalent) through August 31, 2005 on the same terms generally available to other senior officers: life insurance, health and dental insurance, and other non-pension, non-retirement benefits then generally provided to senior officers of the Company;

(vi) Executive may continue to have family coverage under the Company-sponsored medical plan until he reaches age 65, becomes eligible for Medicare or becomes eligible for coverage by another group plan, but Executive shall be responsible for paying the retiree premium rate for such coverage.

(b) Termination by Reason of Death or Disability, Termination by the Company for Cause or Termination by Executive Through Voluntary Resignation. If Executive's employment is terminated prior to expiration of the term by reason of the Executive's death or disability, by the Company for Cause, or by Executive as a Voluntary Resignation, Executive shall be entitled only to his rights (a) to receive the unpaid portion of this Base Salary, prorated to the date of termination, (b) to receive reimbursement for any ordinary and reasonable business expenses for which he had not yet been reimbursed, (c) to receive payment for accrued and unused vacation days, (d) to receive his variable or incentive compensation for each full or partial year (on a pro rata basis) during which he was employed, to the extent earned and accrued, pursuant to the terms and conditions of the applicable compensation plan(s), (e) to receive vested benefits under the Company's pension plan, 401(k) plan, SERP, deferred compensation or other benefit plans in which the Executive has participated, all to the extent and in accordance with the terms of such plans, and (f) to continue certain health insurance at his expense pursuant to COBRA.

(c) Sole Source of Payments. The post-termination payments provided herein shall be in lieu of all other compensation, or other payments or consideration of any kind under any contract, plan program or practice related to Executive's employment.

         8. Nonrenewal of Agreement. The Company may elect not to renew this Agreement, and thereby to terminate Executive's employment hereunder without any severance obligations, upon at lest three (3) year's prior written notice of non-extension to Executive.

        9. Consulting. If Executive qualifies for Severance Benefits under Paragraph 7(a), Executive agrees to make himself available to the Company as needed to consult for a period of one year following termination of employment. Executive shall be available to consult up to an average of forty (40) hours per month. Executive shall be entitled to reasonable compensation for his time in providing such consulting services and to reimbursement of his out of pocket expenses.

         10. Other Executive Obligations. Executive agrees that the following provisions will apply throughout Executive's period of employment and for the specified post-employment period, regardless of the reason for termination or resignation;

(a) Nondisclosure of Confidential Information. Except to the extent required in furtherance of the Company's business in connection with matters as to which Executive is involved as an employee, Executive will not, during the term of his employment and for an unlimited period thereafter, directly or indirectly: (1) disclose or furnish to, or discuss with, any other person or entity any confidential information concerning the Company or its business or employees, acquired during the period of his employment by the Company; (2) individually or in conjunction with any other person or entity, employ or cause to be employed, any such confidential information in any way whatsoever or (3) without the written consent of the Company, publish or deliver any copies, abstracts or summaries of any papers, documents, lists, plans, specifications or drawings containing any such confidential information.

(b) Non-Interference. Executive will not, during the term of his employment and for an unlimited period thereafter, directly or indirectly attempt to encourage, induce or otherwise solicit any employee or other person or entity to breach any agreement with the Company or otherwise interfere with the advantageous business relationship of the Company with any person or entity. Executive specifically agrees not to solicit, on Executive's own behalf or on behalf of another, any of the Company's employees to resign from their employment with the Company in order to go to work elsewhere. Executive further specifically agrees not to make any disparaging remarks of any sort or otherwise communicate any disparaging remarks about the Company or any of its members, equity holders, directors, officers or employees, directly or indirectly, to any of the Company's employees, members, equity holders, directors, customers, vendors, competitors, or other people or entities with whom the Company has a business or employment relationship.

(c) Non-Competition. Executive agrees that during the term of his employment and thereafter for a period of two (2) years, Executive will not directly or indirectly engage in or carry on a business that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors. Further, Executive agrees that during this same period of time he will not act as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise that is in direct competition with any significant business unit of the Company as conclusively determined by the Board of Directors.

(d) Cooperation in Claims. For an unlimited period following his period of employment, at the request of the Company, Executive will cooperate with the Company with respect to any claims or lawsuits by or against the Company where Executive has knowledge of the facts involved in such claims or lawsuits. Executive shall be entitled to reasonable compensation for Executive's time and expense in rendering such cooperation. Further, Executive will decline to voluntarily aid, assist or cooperate with any party who has claims or lawsuits against the Company, or with their attorneys or agents. The Company and Executive both acknowledge, however, that nothing in this paragraph shall prevent Executive from honestly testifying at an administrative hearing, arbitration, deposition or in court, in response to a lawful and properly served subpoena in a proceeding involving the Company.

(e) Remedies. The parties recognize and agree that, because any breach by Executive of the provisions of this Paragraph 10 would result in damages difficult to ascertain, the Company shall be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of the provisions of this Paragraph 10. Accordingly, the parties specifically agree that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Paragraph 10 and that such relief may be granted without the necessity of proving actual damages or irreparable harm.

(f) Enforceability. Executive agrees that considering Executive's relationship with the Company, and given the terms of this Agreement, the restrictions and remedies set forth in Paragraph 10 are reasonable. Notwithstanding the foregoing, if any of the covenants set forth above shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts have not been included therein. In the event the provisions relating to time periods and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or areas of restriction permitted by law, then such time periods and areas of restriction shall be amended to become and shall thereafter be the maximum periods and/or areas of restriction which said court deems reasonable and enforceable. Executive also agrees that the Company's action in not enforcing a particular breach of any part of Paragraph 10 will not prevent the Company from enforcing any other breaches that the Company discovers, and shall not operate as a waiver by the Company against any future enforcement of a breach.

         11. Notices. Notices hereunder shall be in writing and shall be delivered personally or sent return receipt requested and postage prepaid, addressed as follows:

                                                     c/o Farmland Industries, Inc.
                                                     3315 North Oak Trafficway
                                                     Kansas City, MO 64116

                  If to the Company:                 Chairman of the Board
                                                     c/o Corporate Secretary
                                                     Farmland Industries, Inc.
                                                     3315 North Oak Trafficway
                                                     Kansas City, MO 64116

                  with a copy to:                    Vice President and General Counsel
                                                     Farmland Industries, Inc.
                                                     3315 North Oak Trafficway
                                                     Kansas City, MO 64116

         12. Binding Agreement. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

         13. Missouri Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, unless otherwise pre-empted by federal law.

         14. Captions and Section Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         15. Invalid Provisions. If any provision of this Agreement shall be unlawful, void, or for any reason unenforceable, it shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement.

        16. Waiver of Breach. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

        17. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect thereto. No modification or amendment of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by Executive and a member of the Board upon authorization of the Board to do so.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

EXECUTIVE                           FARMLAND INDUSTRIES, INC.

_/s/ROBERT W. HONSE___              By:      __/S/ALBERT SHIVELY____________
Robert W. Honse                             Albert Shivley, Chairman of the
                                            Board of Directors

                                    By:      _/S/JODY BEZNER________________
                                             Jody Bezner, Vice-Chairman of the
                                             Board of Directors